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Consent of Independent Registered Public Accounting Firm

Provident Bank 401(k) Plan
Iselin, NJ

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File number: 333-103041) of Provident Financial Services Inc. of our report dated June 29, 2026, relating to the financial statements and supplemental schedule of Provident Bank 401(k) Plan which appear in this Form 11-K for the year ended December 31, 2025.

/s/ BDO USA, P.C.

New York, NY

June 29, 2026

BDO USA, P.C., a Virginia professional corporation, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.